EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

            FIRST: The name of the corporation is

Gerber Scientific, Inc.

            SECOND: The nature of the business to be transacted and the purposes to be promoted or carried out by said Corporation are as follows:

To engage in any lawful act or activity for which corporations may be formed under the Connecticut Business Corporation Act (the "CBCA") or any applicable successor act thereto, as the same may be amended from time to time.

            THIRD: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000), of which one hundred million (100,000,000) shall be Common Stock, par value $0.01 per share, and ten million (10,000,000) shall be Preferred Stock, par value $0.01 per share.

A description of the different classes of stock of the Corporation and the manner of determining the designations and number of series of Preferred Stock and the preferences, limitations and relative rights of each such series are as follows:

PREFERRED STOCK

The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such Preferred Stock to be issued in one or more series, with such voting powers, designations, preferences, relative rights, and limitations thereof, within the limits set forth in the CBCA as shall be set forth in the certificate of amendment to this Certificate of Incorporation, determining the terms of such series of Preferred Stock, adopted by the Board of Directors prior to the issuance of any shares of that series, including without limitation the following:

                             1. The distinctive designation of and the number of shares of Preferred Stock which shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors and in any case not above the number of authorized but then unissued shares thereof) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

                             2. The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other series of Preferred Stock or any other class of stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

                             3. The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class of stock or any series of any class of stock of the Corporation and the terms and conditions of such conversion or exchange;

                             4. Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

                             5. The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                             6. The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

                             7. The voting powers if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with any other series of the Preferred Stock as a class, (i) to vote more or less than one vote per share on any or all matters voted upon by the shareholders, and (ii) to elect one or more directors of the Corporation if there has been a default in the payment of dividends on any one or more series of the Preferred Stock or under such other circumstances and upon such other conditions as the Board of Directors may fix.

COMMON STOCK

The Common Stock shall be subject to the prior rights of the holders of the Preferred Stock, as set forth above, and in any amendment to this Certificate of Incorporation, which determines the terms of a series of Preferred Stock, as adopted by the Board of Directors.

Each outstanding share of Common Stock shall be entitled to one vote.

In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or part, as to distributions of assets, shall be entitled to receive the remaining assets of the Corporation available for distribution, in cash or in kind, subject to the relative rights and preferences of any then outstanding shares of Preferred Stock and any other class or series that are issued and outstanding, having preference over the Common Stock in the event of liquidation, dissolution or winding up of the Corporation.

            FOURTH: No shareholder of the Corporation shall have any preemptive or other right of subscription to acquire any unissued shares of any class of stock of the Corporation, whether now or hereafter authorized.

            FIFTH: The following provisions are inserted for the regulation and management of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by the CBCA:

                             1. Amendments

The Corporation may amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the CBCA. The Board of Directors shall have the authority, concurrently with the authority of the shareholders, to amend and repeal the By-Laws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least a majority of the votes entitled to be cast thereon, voting in accordance with the requirements of the CBCA and this Certificate of Incorporation, shall be required to amend this Certificate of Incorporation or to amend or repeal or adopt any provision inconsistent with Article VI of the By-laws.

                             2. Board of Directors

                            (a) Term of Office. A director shall hold office from the effective date of such director's election until the annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. The term of each director who is serving as a director on
September 27, 2004 shall expire at the next annual meeting of shareholders after such date and upon the election and qualification of such director's successor, or upon such director's earlier resignation or removal, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of shareholders.

                          (b) Removal. One or more or all of the directors of the Corporation may be removed with or without cause by the affirmative vote of at least a majority of the votes entitled to be cast in the election of such directors, voting in accordance with the requirements of the CBCA and this Certificate of Incorporation.

                             3. Voting.

The Corporation expressly elects not to be governed by the provisions of Sections 33-817 or 33-831 of the CBCA pertaining to the shareholder vote required for corporations incorporated under the laws of the State of Connecticut prior to January 1, 1997. The approval of a plan of merger or share exchange or a disposition of assets other than in the ordinary course of business under Sections 33-817 or 33-831 of the CBCA, or the successor provisions thereto, shall require the affirmative vote of a majority of the votes entitled to be cast thereon, voting in accordance with the requirements of the CBCA and this Certificate of Incorporation.

            SIXTH: The personal liability of any Director to the Corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the Director, (b) enable the Director or an associate, as defined in subdivision (3) of Section 33-840 of the CBCA, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Corporation, or (e) create liability under Section 33-757 of the CBCA. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

            SEVENTH: Indemnification.

                             1. The Corporation shall indemnify its Directors for liability, as defined in Section 33-770(5) of the CBCA, to any person for any action taken, or any failure to take any action, as a Director, except liability that: (a) involved a knowing and culpable violation of law by the Director; (b) enabled the Director or an associate (as defined in Section 33-840 of the CBCA) to receive an improper personal gain; (c) showed a lack of good faith and conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that the Director's conduct or omission created an unjustifiable risk of serious injury to the Corporation; (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Corporation; or (e) created liability under Section 33-757 of the CBCA. Notwithstanding anything in the preceding sentence to the contrary, the Corporation shall be required to indemnify a Director in connection with a proceeding commenced by such Director only if (i) the commencement of such proceeding by the Director was authorized by the Board of Directors of the Corporation or (ii) such proceeding was brought to establish or enforce a right of indemnification under this Section or the By-Laws of the Corporation. This Article shall not affect the indemnification or advance of expenses to a Director for any liability stemming from acts or omissions occurring prior to the effective date of this Article. Any lawful repeal or modification of this Article or the adoption of any provision inconsistent herewith by the Board of Directors and the shareholders of the Corporation shall not, with respect to a person who is or was a Director, adversely affect the indemnification or advance of expenses to such person for any liability stemming from acts or omissions occurring prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

                             2. The Corporation shall not be obligated by Section 33-776(d) of the CBCA to indemnify, or advance expenses, to any current or former employee or agent of the Corporation who is not a Director. However, the Corporation may, at the discretion of the Board of Directors, indemnify, or advance expenses to, any current or former employee or agent of the Corporation, who is not a Director, to the fullest extent permitted by law.